Exhibit 99.3

                  TrackPower and Post Time Expand Relationship

New York, New York - June 14th, 2001 -- TrackPower, Inc. (OTCBB: TPWR) announced today that the company has entered into a Exclusive Worldwide Distribution Agreement and a Management Services Agreement with Post Time Technologies, Inc.
(PTT). TrackPower will become the exclusive re-seller of PTT's RaceVisionTM Kiosk product when combined with an ATM solution in ANY racetrack or gaming facility, including Sportsbooks, Casinos, all Off-track betting locations, as well as Thoroughbred, Harness and Greyhound racetracks. RaceVisionTM is a Horseracing digital video replay and archiving system available to customers via touchscreen kiosks located within a racetrack or gaming facility.

The details of the Distribution Agreement are as follows. PTT will receive one hundred thousand common shares of TrackPower as a commission for every location that places joint kiosks/ATM's. The non-ATM Kiosk profits will be shared between TrackPower, PTT and the racetrack. PTT and TrackPower will each receive an equal share of the ATM revenues.

The companies have also entered into a Management Services Agreement. Under the terms of the Agreement, Mr. Hardave Gill, President of PTT, will become President and a Director of TrackPower, with Ms. Vicky Stickwood-Hislop, Vice President of PTT, also joining the Board and becoming Managing Director. For their services, Post Time will receive a management fee of $25,000 US per month and warrants to acquire two million common shares at $0.10. Hardave Gill will receive an additional one million shares personally and Vicky Stickwood-Hislop will receive five hundred thousand shares, both at $0.10.

Effective immediately, Mr. Stephen Cussons has resigned as President and Chief Executive Officer of TrackPower, but will remain as a Director of the Company. While Mr. Cussons will continue to work closely with the Company in executing the TrackPower ATM strategy, Mr. John G. Simmonds will assume the Chief Executive Officer position.

Mr. Lawrence Aziz and Mr. Charles Cernansky have resigned to make way for Mr. Gill and Ms. Stickwood-Hislop. The TrackPower Board of Directors expresses their appreciation to Larry and Charles for their dedicated service and contribution to the Company.

Mr. John G. Simmonds, Chairman of TrackPower, stated, "We are very excited about this expanded relationship with Post Time and look forward to establishing TrackPower as the market leader in delivering interactive kiosks and ATM's to the gaming industry. RaceVisionTM is unique in the horseracing industry and has already been accepted by many racetracks throughout North America." Mr. Simmonds added, "I look forward to working with Mr. Gill and Ms. Stickwood-Hislop, and welcome them to our management team and Board of Directors."

Mr. Hardave Gill, incoming President of TrackPower, and President of Post Time, said, "We are extremely delighted to be working with TrackPower and joining the management team. The business model for the ATM-Race Vision (TM) combination will result in a win, win, win situation for TrackPower, Post Time and the Racetracks. The combined system will now provide a

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revenue generating platform for the racetracks and gaming facilities in addition to the racing related content that RaceVision (TM) currently delivers."

TrackPower, Inc. is currently launching an enhanced interactive video and information service for horseracing. TrackPower will combine leading-edge kiosk technology, provided through its Exclusive Worldwide Distribution Agreement with Post Time Technologies, Inc., with ATM's to effectively deploy an integrated information service at racetracks, OTB's and other gaming facilities. The kiosk/ATM system will deliver information, cash, advertising content, loyalty programs, integrated race information, entries and results, live and archived video, e-commerce and other future applications.

This release includes projections of future results and "forward-looking statements" as that term is defined in Sections 27A of the Securities Act of 1933 as amended (the "Securities Act"'), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"'). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.


Contact: John G. Simmonds,
         Chief Executive Officer
         TrackPower, Inc.
         905-833-3838 x223